EXHIBIT 3.2

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)	Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20190074552-35
Filing Date and Time 02/20/2019 12:52 PM
Entity Number C184-2001

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.	Name of corporation:

Sport Endurance, Inc.

2.	Stockholder approval pursuant to statute has been obtained.

3.	The class or series of stock being amended:

Series A Preferred Stock

4.	By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Series A is hereby amended by adding the following as Section 7: At any time the Corporation's Board of Directors, at their sole and exclusive discretion, may convert all outstanding shares of Series A Preferred Stock into shares of the Corporation's common stock at the conversion rate, as provided in Section 4 hereto, in effect immediately prior to the conversion.

See Exhibit "A".

5.	Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6.	Signature: (required)

X
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After
Revised: 1-5-15

EXHIBIT A

Notwithstanding paragraph 2 to the Certificate of the Amendment to Certificate of Designation for Nevada Profit Corporations, Sport Endurance, Inc.'s Board of Directors has approved the adoption and filing of the amendment and no shareholder approval is required under the Nevada Revised Statutes. Sport Endurance, Inc.'s Articles of Incorporation permit the Corporation to amend any Certificate of Designation without approval by the holders of the Certificate of Designation's series or preferred stock unless otherwise specifically prohibited in such Certificate of Designation.